Exhibit 77(e)(6)

Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380

August 20, 2008

Randy Takian
Morgan Stanley Investment Management, Inc. d/b/a Van Kampen
522 Fifth Avenue
New York, New York 10036

Dear Mr. Takian:

Pursuant to Section 1 of the Portfolio Management Agreement dated May 1, 2002, as amended, among ING Investors Trust, Directed Services LLC and Morgan Stanley Investment Management, Inc. d/b/a Van Kampen (the “Agreement”) we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Van Kampen Global Tactical Asset Allocation Portfolio, a series of ING Investors Trust (the “Portfolio”), effective August 20, 2008 upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A and the Amended Schedule B of the Agreement.  The Amended Schedule A, which lists the series subject to the Agreement, and the Amended Schedule B, with the annual sub-advisory fees indicated for the Portfolio are attached hereto.

Please signify your acceptance to act as Sub-Adviser for the Portfolio under the Agreement by signing below.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
Morgan Stanley Investment Management, Inc. d/b/a Van Kampen

By:           /s/ Randy Takian
Name:      Randy Takian
Title:         Managing Directory       , Duly Authorized

AMENDED SCHEDULE A

The Series of ING Investors Trust, as described in Section 1 of the Portfolio Management Agreement, to which Morgan Stanley Investment Management, Inc. shall act as Portfolio Manager is as follows:

ING Van Kampen Capital Growth Portfolio
ING Van Kampen Global Franchise Portfolio
ING Van Kampen Global Tactical Asset Allocation Portfolio
ING Van Kampen Growth and Income Portfolio
ING Van Kampen Real Estate Portfolio

AMENDED SCHEDULE B
COMPENSATION FOR SERVICES TO SERIES

For the services provided by Morgan Stanley Investment Management, Inc. (“Portfolio Manager”) to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Rate
ING Van Kampen Capital Growth Portfolio[1]	0.400% on first $250 million; 0.375% on next $250 million; 0.350% on next $500 million; and 0.275% thereafter
ING Van Kampen Global Franchise Portfolio	0.65% on first $150 million; 0.55% on next $150 million; 0.45% on next $200 million; and 0.40% thereafter
ING Van Kampen Global Tactical Asset Allocation Portfolio	0.45% on the first $500 million of assets; and 0.40% on assets thereafter
ING Van Kampen Growth and Income Portfolio	0.50% on first $100 million; 0.40% on next $100 million; 0.30% on next $100 million; 0.25% on next $700 million; and 0.20% thereafter
ING Van Kampen Real Estate Portfolio	0.50% on first $200 million; and 0.40% thereafter

1      For purposes of calculating fees under this Agreement, the assets of the Series shall be aggregated with the assets of ING Van Kampen Comstock Portfolio, a series of ING Partners, Inc., which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.